WesBanco, Inc. to Host 2025 First Quarter Earnings Conference Call and Webcast on Wednesday, April 30th

Wheeling, WVa., April 2, 2025 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company, announced today it will host a conference call at 9:00 a.m. ET on Wednesday, April 30, 2025. Jeffrey H. Jackson, President and Chief Executive Officer, and Daniel K. Weiss, Jr., Senior Executive Vice President and Chief Financial Officer, will review financial results for the first quarter of 2025. Results for the quarter are expected to be released after the market close on Tuesday, April 29, 2025.

Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company's website, www.wesbanco.com. Participants can also listen to the conference call by dialing 888-347-6607, 855-669-9657 for Canadian callers, or 1-412-902-4290 for international callers, and asking to be joined into the WesBanco call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

A replay of the conference call will be available by dialing 877-344-7529, 855-669-9658 for Canadian callers, or 1-412-317-0088 for international callers, and providing the access code of 1119838. The replay will begin at approximately 12:00 p.m. ET on April 30, 2025 and end at 12 a.m. ET on May 14, 2025. An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.wesbanco.com).

About WesBanco, Inc.

With over 150 years as a community-focused, regional financial services partner, WesBanco Inc. (NASDAQ: WSBC) and its subsidiaries build lasting prosperity through relationships and solutions that empower our customers for success in their financial journeys. Customers across our nine-state footprint choose WesBanco for the comprehensive range and personalized delivery of our retail and commercial banking solutions, as well as trust, brokerage, wealth management and insurance services, all designed to advance their financial goals. Through the strength of our teams, we leverage large bank capabilities and local focus to help make every community we serve a better place for people and businesses to thrive. Headquartered in Wheeling, West Virginia, WesBanco has more than $27 billion in total assets, with our Trust and Investment Services holding more than $7 billion of assets under management and securities account values (including annuities) of more than $2 billion through our broker/dealer, including the acquisition of Premier Financial which closed on February 28, 2025. Learn more at www.wesbanco.com and follow @WesBanco on Facebook, LinkedIn and Instagram.

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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